SCHEDULE 14A INFORMATION
(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Chemed Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Stockholders
May 21, 2007
     The Annual Meeting of Stockholders of Chemed Corporation will be held at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio, on Monday, May 21, 2007, at 11 a.m. for the following purposes:
(1)	To elect directors;

(2)	To ratify the selection of independent accountants by the Audit Committee of the Board of Directors; and

(3)	To transact such other business as may properly be brought before the meeting.
     Stockholders of record at the close of business on March 30, 2007, are entitled to notice of, and to vote at, the meeting.
     IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AT YOUR EARLIEST CONVENIENCE, OR VOTE BY TELEPHONE OR INTERNET AS INSTRUCTED ON THE PROXY CARD. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES.

Naomi C. Dallob
Secretary
April 4, 2007

PROXY STATEMENT
ELECTION OF DIRECTORS
NOMINEES
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION — 2006
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OUTSTANDING EQUITY AWARDS AT YEAR-END 2006
OPTION EXERCISES AND STOCK VESTED IN 2006
GRANTS OF PLAN-BASED AWARDS IN 2006
NONQUALIFIED DEFERRED COMPENSATION IN 2006
CERTAIN RELATIONSHIPS AND TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT ACCOUNTANTS
STOCKHOLDER PROPOSALS
ADDITIONAL COPIES OF ANNUAL REPORT AND PROXY STATEMENT
OTHER MATTERS
EXPENSES OF SOLICITATION

PROXY STATEMENT
          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Chemed Corporation (the “Company” or “Chemed”) of proxies to be used at the Annual Meeting of Stockholders (“Annual Meeting”) of the Company to be held on May 21, 2007, and any adjournments thereof. The Company’s mailing address is 2600 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202-4726. The approximate date on which this Proxy Statement and the enclosed proxy are being sent to stockholders is April 4, 2007. Each valid proxy received in time will be voted at the meeting and, if a choice is specified on the proxy, the shares represented thereby will be voted accordingly. The proxy may be revoked by the stockholder at any time before the meeting by providing notice to the Secretary.
          Only stockholders of record as of the close of business on March 30, 2007, will be entitled to vote at the Annual Meeting or any adjournments thereof. On such date, the Company had outstanding 25,580,082 shares of capital stock, par value $1 per share (“Capital Stock”), entitled to one vote per share.
ELECTION OF DIRECTORS
          Twelve directors are to be elected at the Annual Meeting to serve until the following annual meeting of stockholders and until their successors are duly elected and qualified. Set forth below are the names of the persons to be nominated by the Board of Directors, together with a description of each person’s principal occupation during the past five years and other pertinent information.
          Unless authority is withheld or names are stricken, it is intended that the shares covered by each proxy will be voted for the nominees listed. Votes that are withheld or stricken will be excluded entirely from the vote and will have no effect. The Company anticipates that all nominees listed in this Proxy Statement will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the Board of Directors (except where a proxy withholds authority with respect to the election of directors). The affirmative vote of a plurality of the votes cast will be necessary to elect each of the nominees for director.
NOMINEES

Edward L. Hutton Director since 1970 Age: 87	Mr. Hutton is Chairman of the Board of the Company and has held this position since May 2004. In May 2004, the Company amended its By-Laws to create the non-executive position of Chairman of the Board. Prior to May 2004, Mr. Hutton served in an executive position as Chairman of the Company from November 1993. Previously, from 1970 to May 2001, he also served the Company as Chief Executive Officer, and from 1970 to November 1993, he served the Company as President. Mr. Hutton is also the Chairman of the Board of Directors of Omnicare, Inc., Covington, Kentucky (healthcare products and services), (hereinafter “Omnicare”). Mr. Hutton is a director of Omnicare. Mr. Hutton is the father of Thomas C. Hutton, a Vice President and a director of the Company.

Kevin J. McNamara Director since 1987 Age: 53	Mr. McNamara is President and Chief Executive Officer of the Company and has held these positions since August 1994 and May 2001, respectively. Previously, he served as Executive Vice President, Secretary and General Counsel from November 1993, August 1986 and August 1986, respectively, to August 1994.

Charles H. Erhart, Jr. Director since 1970 Age: 81	Mr. Erhart retired as President of W. R. Grace and Co. (hereinafter “Grace”), Columbia, Maryland (international specialty chemicals, construction and packaging) in August 1990, having held that position since July 1989. Previously, he was Chairman of the Executive Committee of Grace and held that position from November 1986 to July 1989. He is a director of Omnicare.

Joel F. Gemunder Director since 1977 Age: 67	Mr. Gemunder is President and Chief Executive Officer of Omnicare and has held these positions since May 1981 and May 2001, respectively. He is also a director of Omnicare and Ultratech Stepper, Inc.

Patrick P. Grace Director since 1996 Age: 51	Mr. Grace is President of MLP Capital, Inc., an investment holding company which has held several real estate and mining interests in the southeastern United States. He has held that position since March 1996. From January 2002 to August 2002, he was also President and Chief Executive Officer of Kingdom Group, LLC (“Kingdom”), New York, New York (a provider of turnkey compressed natural gas fueling systems), which filed for bankruptcy in November 2002. Previously, he was President of Kingdom, from December 2000 to January 2002, and he was Executive Vice President of Kingdom from August 1999 to December 2000. From December 1997 to January 31, 1999, Mr. Grace was also Chief Operating and Financial Officer of C3 Communications, Inc., San Francisco, California, a unit of Level 3 Communications (interactive marketing).

Thomas C. Hutton Director since 1985 Age: 56	Mr. Hutton is a Vice President of the Company and has held this position since February 1988. He is a son of Edward L. Hutton, Chairman of the Board and a director of the Company.

Walter L. Krebs Director from May 1989 to April 1991, May 1995 to May 2003 and since May 2005 Age: 74	Mr. Krebs retired as Senior Vice President-Finance, Chief Financial Officer and Treasurer of Service America Systems, Inc., a former wholly-owned subsidiary of the Company (“Service America”), in July 1999, having held the position since October 1997. Previously, he was a Director – Financial Services of DiverseyLever, Inc. (formerly known as Diversey Corporation), Detroit, Michigan (specialty chemicals) (“Diversey”) from April 1991 to April 1996. Previously, from January 1990 to April 1991, he was a Senior Vice President and the Chief Financial Officer of the Company’s then-wholly-owned subsidiary, DuBois Chemicals, Inc. (“DuBois”).

Sandra E. Laney Director since 1986 Age: 63	Ms. Laney is Chairman and CEO of Cadre Computer Resources Co., Cincinnati, Ohio (information security) and has held this position since August 31, 2001. Ms. Laney retired as an Executive Vice President and the Chief Administrative Officer of the Company on March 1, 2003, having held these positions since May 2001 and May 1991, respectively. Previously, from November 1993 until May 2001, she held the position of Senior Vice President of the Company. She is a director of Omnicare.

Timothy S. O’Toole Director since 1991 Age: 51	Mr. O’Toole is an Executive Vice President of the Company and has held this position since May 1992. He is Chief Executive Officer of Vitas Healthcare Corporation (“Vitas”), a wholly owned subsidiary of the Company, and has held this position since February 2004. Previously, from May 1992 to February 2004, he also served the Company as Treasurer.

Donald E. Saunders Director from May 1981 to May 1982, May 1983 to May 1987 and since May 1998 Age: 63	Mr. Saunders is Visiting Executive Professor at the Farmer School of Business, Miami University, Oxford, Ohio, and has held this position since August 2001. Mr. Saunders retired as President of DuBois, then a division of DiverseyLever, Inc., Detroit, Michigan (specialty chemicals), in October 2000, having held that position since November 1993.

George J. Walsh III Director since 1995 Age: 61	Mr. Walsh is a partner with the law firm of Thompson Hine LLP, New York, New York, and has held this position since January 1979.

Frank E. Wood Director since May 2002 Age: 64	Mr. Wood is President and Chief Executive Officer of Secret Communications, LLC, Cincinnati, Ohio (owner and operator of radio stations) and has held this position since 1994. He is also a co-founder and principal of The Darwin Group, Cincinnati, Ohio (venture capital firm specializing in second-stage investments) and has held this position since 1998. Since 2000, he has also served as Chairman of 8e6 Technologies Corporation, Orange, California (developer of Internet filtering software). He is also a director of Rewards Network, Inc.
Directors Emeriti
          In May 1983, the Board of Directors adopted a policy of conferring the honorary designation of Director Emeritus upon former directors who made valuable contributions to the Company and whose continued advice is believed to be of value to the Board of Directors. Each Director Emeritus is furnished with a copy of all agendas and other materials furnished to members of the Board of Directors generally and is invited to attend all meetings of the Board; however, a Director Emeritus is not entitled to vote on any matters presented to the Board. A Director Emeritus is paid an annual fee of $18,000, and $500 for each meeting attended.
          Mr. John M. Mount, who served as a Director of the Company from 1986 – 1991 and from 1994 – 2003, was designated Director Emeritus in May 2005. Beginning March 1, 2007 he receives $1,000 per month as a consultant to the Company. It is anticipated that at the annual meeting of the Board of Directors, Mr. Mount will again be designated as a Director Emeritus.
CORPORATE GOVERNANCE
Director Compensation
          Effective May 16, 2006, each member of the Board of Directors who is not an employee of the Company is paid an annual fee of $20,000 and a fee of $3,000 for each meeting attended. Each member of the Nominating Committee of the Board is paid an additional annual fee of $7,000. Each member of the Audit Committee of the Board is paid an additional annual fee of $10,000, and each member of the Compensation/Incentive Committee of the Board (other than its chairman) is paid an additional annual fee of $3,500. A Committee member, other than Nominating Committee members who receive no meeting fees, is paid $1,000 for each meeting of a Committee he attended unless the Committee met on the same day as the Board of Directors met. Committee members are then paid $500 for attendance at the meeting. Mr. Edward Hutton, who served in the non-executive position of Chairman of the Board during 2006, received $325,000 in salary, $108,023 for income imputed on the company’s balance sheet of premium deposits under a split dollar insurance policy, $42,444 allocated to his accounts under the Company’s Retirement Plan and Excess Benefit Plan, a $3,384 premium payment for term life insurance, and $21,988 in the form of an unrestricted stock award of 400 shares of Capital Stock. Mr. Hutton does not receive any additional amounts in his capacity as a director of the Company.
          The chairmen of certain Committees of the Board of Directors are paid an annual fee in addition to the attendance fees referred to above. The chairman of the Audit Committee is paid at the rate of $10,000 per year, and the chairman of the Compensation/Incentive Committee is paid at the rate of $5,250 per year. In addition, each member of the Board of Directors and of a Committee is reimbursed for his reasonable travel expenses incurred in connection with such meetings.
          In addition, in May 2006, Messrs. Breen, Erhart, Gemunder, Grace, Krebs, Saunders, Wood and Ms. Laney received $54,970 in the form of an unrestricted stock award of 1,000 shares of Capital Stock. Messrs. E. Hutton, McNamara, O’Toole and T. Hutton received $21,988 in the form of an unrestricted stock award of 400 shares of Capital Stock and Mr. Walsh received the cash equivalent of 1,000 shares, or $55,250.
          The Company has a deferred compensation plan for nonemployee directors under which certain directors who are not employees of the Company or of a subsidiary of the Company participate. Under the plan, which is not a tax-qualified plan, an account is established for each participant to which amounts are credited quarterly at the rate of $4,000 per year. These amounts are used to purchase shares of Capital Stock, and all dividends are reinvested in Capital Stock. Each participant is entitled to receive the balance in his account within 90 days following the date he ceases to serve as a director. Directors may participate in the Company’s health insurance plans by paying rates offered to former employees under COBRA.
          Directors may also elect to defer receipt of their directors’ fees under the Company’s Excess Benefit Plan.
          In 2006, we provided the following compensation to directors for services to the Company.

DIRECTOR COMPENSATION — 2006

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($)	($)(a)	($)	($)
Edward L. Hutton (b)	$325,000 (c)	$21,988	$188,432 (d)	$535,420
Donald Breen	43,333	58,965	—	104,092
Charles H. Erhart,Jr.	71,583	58,965	—	130,548
Joel F. Gemunder	41,333	58,965	—	100,298
Patrick P. Grace	53,333	58,965	—	112,298
Thomas C. Hutton (b)(e)	—	21,988	—	21,988
Walter L. Krebs	49,833	58,965	—	108,798
Sandra E. Laney (b)	34,333	58,965	—	93,298
Donald E. Saunders	59,834	58,965	—	118,799
George J.W alsh III	92,583	3,995	—	96,578
Frank E. Wood	38,174	58,965	—	97,136

(a)	Amounts for Messrs. Breen, Erhart, Gemunder, Grace, Krebs, Saunders, Walsh, Wood and Ms. Laney include contributions of $3,995 of Capital Stock held in the Chemed Excess Benefit Plan.

(b)	At December 31, 2006 Mr. E. L. Hutton, Ms. Laney and Mr. T. C. Hutton had stock options outstanding for the purchase of 46,000 shares, 71,000 shares and 42,000 shares, respectively, of Capital Stock. At December 31, 2006, Mr. T. C. Hutton held 2,000 restricted shares of Capital Stock.

(c)	Amount represents Mr. E.L. Hutton’s salary as non-executive Chairman of the Board.

(d)	All other compensation for Mr. E. L. Hutton includes imputed interest on the value of Company premium deposits for his split dollar life insurance policy ($108,023), the Company contribution to the Retirement Plan and Excess Benefit Plan with respect to 2006 ($42,444), personal use of the Company aircraft, reimbursement for income taxes on his personal use of the Company aircraft ($3,885), premium payment for term life insurance ($3,384), and personal use of Company cars. The amount of imputed interest was calculated using the applicable federal rate as of July 1, 2006 times the value of Company premium deposit as of January 1, 2006.

(e)	Amounts for Mr. T. C. Hutton exclude the compensation he receives as a Vice President of the Company.
Committees and Meetings of the Board
          The Company has the following Committees of the Board of Directors: Audit Committee, Nominating Committee and Compensation/Incentive Committee.
     Audit Committee The Audit Committee (a) is directly responsible for the appointment, compensation, and oversight of a firm of independent registered accountants to audit the consolidated financial statements of the Company (b) reviews and reports to the Board of Directors on the Company’s annual financial statements and the independent accountants’ report on such financial statements, (c) meets with the Company’s senior financial officers, internal auditors and independent accountants to review audit plans and work regarding the Company’s accounting, financial reporting and internal control systems and other non-audit services and (d) confers quarterly with senior management, internal audit staff, and the independent accountants to review quarterly financial results. The Audit Committee consists of Messrs. Erhart, Grace, Krebs and Saunders. The Board of Directors has determined that Mr. Saunders and Mr. Krebs qualify as “audit committee financial experts” within the meaning of the applicable SEC regulations. The Audit Committee met six times during 2006. A copy of the Audit Committee Charter is available at www.chemed.com.

     Compensation/Incentive Committee The Compensation/Incentive Committee (“CIC”) makes recommendations to the Board of Directors concerning (a) salary and incentive compensation payable to officers and certain other key employees of the Company, (b) establishment of incentive compensation plans and programs generally, (c) adoption and administration of certain employee benefit plans and programs and (d) additional year-end contributions by the Company under the Chemed/Roto-Rooter Savings and Retirement Plan (“Retirement Plan”). In addition, the CIC administers the Company’s (a) 2002 Executive Long-Term Incentive Plan, (b) six Stock Incentive Plans and the 1999 Long-Term Employee Incentive Plan and (c) grants of stock options and stock awards to key employees of the Company. The CIC consists of Messrs. Erhart, Breen and Wood. The CIC met seven times during 2006. A copy of the CIC Charter is available on the Company’s Web site, www.chemed.com.
     Nominating Committee The Nominating Committee (a) recommends to the Board of Directors the candidates for election to the Board at each Annual Meeting of Stockholders of the Company, (b) recommends to the Board of Directors candidates for election by the Board to fill vacancies on the Board, (c) considers candidates submitted by directors, officers, employees, stockholders and others and (d) performs such other functions as may be assigned by the Board. The Nominating Committee consists of Messrs. Erhart, Gemunder and Grace. Each member of the Nominating Committee is independent as defined under the listing standards of the New York Stock Exchange. The Nominating Committee met once during 2006. In identifying and evaluating nominees for director, the Nominating Committee considers candidates with a wide variety of academic backgrounds and professional and business experiences. After reviewing written statements of the candidates’ backgrounds and qualifications, the Nominating Committee personally interviews those candidates it believes merit further consideration. Once it has completed this process, the Nominating Committee makes its final recommendations to the Board. Stockholders wishing to submit a candidate for election to the Board should submit the candidate’s name and a supporting statement to the Company’s Secretary at 2600 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202-4726. A copy of the Nominating Committee Charter is available on the Company’s Web site, www.chemed.com.
     Board Meetings The Board of Directors has five scheduled meetings a year, at which it reviews and discusses reports by management on the performance of the Company and its operating subsidiaries, its plans and properties, as well as immediate issues facing the Company. The Board meets during each of its meetings in executive session, without executives or management directors present. Such sessions are presided over by whichever non-management director raises a topic for discussion.
          During 2006, there were five meetings of the Board of Directors. Each director attended at least 75 percent of the aggregate of (a) the meetings held by the Board of Directors and (b) meetings held by all Committees on which he or she served held while he or she was a director or member of any such Committee. While the Company does not have a formal policy with regard to Board members’ attendance at the Annual Meeting, all members of the Board are encouraged to attend. Thirteen members of the Board attended last year’s Annual Meeting held on May 15, 2006.
     Director Independence In March 2007, the Board and the Nominating Committee undertook an annual review of director independence. They considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under the caption “Certain Relationships and Transactions” below. The Board and the Nominating Committee also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the New York Stock Exchange corporate governance standards.
          As a result of this review, the Board and the Nominating Committee affirmatively determined that, under the New York Stock Exchange listing standards, the following directors and nominees for director, constituting a majority of the individuals nominated for election as directors at the Annual Meeting, are independent of the Company and its management: Messrs. Breen, Erhart, Gemunder, Grace, Krebs, Saunders, Walsh and Wood.
          In February 2007, the Audit Committee adopted a written policy and set of procedures for reviewing transactions between the Company and related persons who include directors, nominees, executive officers, and any person known to be the beneficial owner of more than 5% of the Company’s voting securities or any immediate family member of such person. The policy also covers any firm, corporation or other entity in which any such person is employed or is a partner or principal, or in which such person has a 5% or greater beneficial ownership interest. Prior to entering into a transaction with a related person, notice must be given to the Secretary of the Company containing (i) the related person’s relationship to the Company and interest in the transaction, (ii) the material facts of the transaction (iii) the benefits to the Company of the transaction (iv) the availability of any other sources of comparable products or services and (v) an assessment of whether the transaction is on terms comparable to those available to an unrelated third party. If the Company’s Secretary and Chief Financial Officer determine that it is a related party transaction, the proposed transaction is submitted to the Audit Committee for its approval. The policy also provides for the quarterly review of related person transactions which have not previously been approved or ratified and any other such transactions which come to the attention of the Company’s Chief Executive Officer, Chief Financial Officer, Controller or Secretary. If the transaction is pending or ongoing, it will be promptly submitted to the Audit Committee for approval. If the transaction is completed, it will be submitted to determine if ratification or rescission is appropriate. This policy also covers charitable contributions or pledges by the Company to non-profit organizations identified with a related person.
     Code of Ethics The Board of Directors has adopted Corporate Governance Principles and Policies on Business Ethics which along with the charters of the Audit, Compensation/Incentive and Nominating Committees are available on the Company’s Web site under Corporate Governance – Governance Documents (www.chemed.com). Printed copies may be obtained from the Company’s Secretary at 2600 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202-4726.
     Shareholder Communications Stockholders and others wishing to communicate with members of the Board should mail the Company’s Secretary at 2600 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio, 45202-4726. The Secretary will forward these communications to the members of the Board and, if applicable, to specified individual directors.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Program
          The executive compensation program is administered by the CIC. The membership of the CIC is comprised of three independent directors. The CIC is responsible for the review, approval and recommendation to the Board of Directors of matters concerning base salary and annual cash incentive compensation for key executives of the Company. The recommendations of the CIC on such matters must be approved by the full Board of Directors. The CIC also administers the Company’s stock incentive plans, under which it reviews and approves grants of stock options and awards, and the Company’s LTIP. The CIC also has retained the services of independent compensation consultants to assist and advise the committee in administering the executive compensation program.
Objectives of Compensation Program
          The Company’s executive compensation program is intended to achieve the objectives of aligning executives’ interests with those of its stockholders; paying for performance; paying competitively; and creating incentive for long-term growth of our business. To achieve these objectives, the elements of executive compensation are designed to reward past performance and establish incentive for future growth.
Elements of Compensation
          The elements of the Company’s executive compensation program include base salary, annual cash bonus, and long-term incentive compensation in the forms of stock options, stock awards, and awards under the 2002 Executive Long-Term Incentive Plan (“LTIP”). Components of compensation which are available generally to all employees are defined contribution benefit plans; and life, disability and medical insurance programs. In addition, the Chemed Excess Benefit Plan, the Chemed Corporation Long Term Care Insurance Plan, the Chemed Supplemental Pension and Life Insurance Plan, and the Roto-Rooter Deferred Compensation Plan are available as components of compensation to executives and other highly compensated individuals. Base salary, annual cash bonuses, and pension and welfare plans are established at competitive levels and intended to reward executives for current and past performance, while longer term incentives such as stock options, stock awards and LTIP payments are intended to create incentive for future growth.
Amount of Each Element of Compensation; Decisions Concerning Payments
          The CIC exercises its discretion in setting compensation for executives using performance standards and industry benchmarks with the assistance of the Committee’s independent compensation consultants. It intends compensation to be linked directly to personal performance and to the Company’s overall results, as well as those of specific business units for which executives are responsible. The Company’s executive compensation program is focused on rewarding long-term growth.
          The CIC reviewed each executive’s total compensation and stock holdings, including salary, bonus, stock options granted, stock awards, LTIP payments, unrealized stock option gains, perquisites and defined contribution plan holdings in setting 2006 compensation.
          In determining base salaries, the CIC considers the responsibilities held by each executive, and his or her experience and performance. Compensation Strategies Inc., an independent compensation advisory firm that is retained by and reports exclusively to the CIC and does no other work for the Company, reviewed base salaries and provided advice to the CIC. The CIC set base salaries at levels it believes will attract and retain qualified executives.
          In determining annual cash bonuses, the CIC intends to reward executives whose performance enhances the operating results of their business unit and of the Company as a whole. The Company’s operating results as compared with historical results and the performance of relevant competitors are primary considerations in determining annual cash bonuses. Sales and earnings growth, profitability, cash flow and return on investment are important performance measures in establishing annual cash bonus amounts. Non-financial performance elements which are also considered include organizational development, product or service expansion and strategic positioning of the Company’s assets. The CIC also considers individual performance in determining annual cash bonuses. Bonuses as a percent of senior executives’ salaries are intended to be sufficient to provide a major incentive for achieving superior operating performance.
          In awarding long-term incentives, which include stock options, stock awards and LTIP awards, the CIC considers as recipients employees who have a demonstrated capacity for contributing to the Company’s goals. Long-term awards are generally made in the form of stock grants and stock options and are intended to encourage these employees to act as owners of the business, further aligning their interests with those of stockholders. The CIC makes stock option grants at no less than 100% of fair market value of Capital Stock on the date of grant. It generally makes an annual grant of stock options to executives and non-executive employees at the Company’s May Board meeting. The size of stock grants is not affected by the timing of the grants. Further, the grants are not made so as to “time” them before the release of material nonpublic information that is likely to result in an increase in stock price (“spring-loading”) or delay them until after the release of nonpublic material information that is likely to result in a decrease in stock price (“bullet-dodging”). We do not reprice options or replace them if our stock price declines after the grant date.
          The CIC grants a greater amount of stock awards and a higher proportion of stock options to those executives with greater positions of responsibility. The CIC considers each employee’s current option holdings and previous option grants in making grants.
          In May 2002, the stockholders of the Company approved the adoption of the LTIP covering officers and key employees of the Company. It was intended to replace the Company’s restricted stock program under which restricted stock awards were granted which vested over a period of four or five years. The LTIP is administered by the CIC.
          Since 2002, the CIC has adopted LTIP guidelines which cover the granting of awards based on operating performance and attainment of target stock prices. Under the current guidelines:
•	88,000 shares are to be awarded if the Company’s cumulative pro forma adjusted EBITDA (including Vitas results beginning January 1, 2004) reaches $365 million by December 31, 2007; and

•	80,000 shares are to be awarded if the stock price reaches the following targets during any 30 trading days out of any 60-day trading period between May 15, 2006 and May 14, 2009:
•	20,000 shares at $62.00;

•	30,000 shares at $68.00; and

•	30,000 shares at $75.00.
          In addition, the CIC maintains discretion with regards to the awarding of an additional 30,000 shares under the LTIP guidelines, 18,000 shares of which were awarded prior to 2006.
          No shares were awarded under the LTIP in 2006. In March 2007, the CIC awarded 100,000 shares upon attainment of the cumulative pro forma adjusted EBITDA target of $365 million. The shares awarded included 88,000 shares designated for award upon achievement of the EBITDA performance target and the remaining 12,000 of the shares under the discretion of the CIC.
          The Company’s executive compensation program offers perquisites that are commonly available to senior executives, the nature and amounts of which are detailed in the Summary Compensation Table below.

          U.S. federal income tax law prohibits us from taking a deduction for compensation paid to the Company’s covered executive officers over $1,000,000 per executive per year, but exempts certain performance-based compensation. The CIC considers tax regulations in structuring compensation arrangements to achieve deductibility, except where outweighed by the need for flexibility, or if otherwise in the best interests of the Company and its stockholders.
          Employment Agreements; Severance Payments; Change in Control
          During 2006 the CIC recommended reducing the number of executive employment agreements and continuing such agreements with only Messrs. McNamara, O’Toole, and Williams. Other existing agreements expire or expired by their own terms in May 2006 and May 2007.
          When the employment agreements of Mr. McNamara and Mr. O’Toole expire in May 2008 and May 2007, respectively, they will be replaced with two year agreements that include automatic renewal provisions unless either party provides notice of non-renewal. These agreements will limit severance payments to 5.0 times and 2.5 times the executive’s annual base salary, respectively, for Messrs. McNamara and O’Toole, a pro-rated portion of his annual incentive bonus and continued participation in the Company’s welfare benefit plans for twenty-four months and eighteen months, respectively. Severance payments and benefits would be conditioned upon non-competition, non-solicitation and confidentiality agreements as well as liability waivers. If these payments become subject to the excise tax imposed by Section 409A of Internal Revenue Code (“Code”), they would be entitled to gross-up payments. On November 30, 2006 Mr. Williams entered into a two-year employment agreement with the Company, which offers the same severance payments and benefits as outlined for Mr. O’Toole above.
          With the elimination of the majority of existing employment agreements, the Board adopted a Senior Executive Severance Policy for the twelve executives whose employment agreements were allowed to expire, including Messrs. Lee and Tucker. Under this policy if an executive is terminated without cause he is entitled to a lump sum payment of 1.5 times base salary and a pro-rated portion of annual incentive bonus. He is also entitled to continued participation in the Company’s welfare benefit plans for one year following termination of employment. Severance payments and benefits are conditioned on execution of a general release in favor of the Company, nondisclosure and one-year non-compete and non-solicitation covenants. If payments under this Severance Policy are subject to excise taxes imposed by Section 409A of the Code, participants are entitled to gross-up payments.
          In connection with the reduction in the number and duration of executive employment agreements and the adoption of the Severance Policy, in 2006 the Board adopted a Change in Control Severance Plan. It provides for severance payments and benefits in the event of a change in control of the Company followed within two years by an executive’s termination of employment either without cause or by constructive termination (“double trigger”). Payments are in lieu of, and not in addition to, payments an executive might be entitled to under an employment agreement or the Severance Policy. Payments under the Control Plan are triggered by:
a)	termination of employment by the Company without cause; or

b)	termination of employment by the employee within 90 days of an event giving him or her good reason to so terminate.
          The Control Plan provides for payments of three times base salary and bonus to Messrs. McNamara, O’Toole and Williams, and two times base salary and bonus to the other participants, all paid in a lump sum within 10 days of termination. Participants also receive welfare benefits (including health insurance, life insurance, long-term care insurance and long-term disability benefits), a lump sum cash payment within 10 days of termination in the amount of employer contributions to defined contribution plans, and perquisites for a period of three or two years, respectively. Participants also receive full vesting of any unvested portions of stock awards or stock options; CIC allocation of and distribution of any shares then unallocated under the Company’s equity-based plans, and outplacement assistance up to $25,000. Payments are conditioned on execution of a general release of claims in favor of the Company. If payments under the Control Plan are subject to tax imposed by Sections 4999 or 409A of the Code, participants are entitled to gross-up payments.
Role of Executive Officers
          In addition to meeting with certain executive officers, the CIC meets in executive session without any Company employees present. It reviews the recommendations of management, except with respect to the compensation of Mr. McNamara, in order to determine the respective amount of each element of compensation for each executive. It can exercise its discretion in modifying any recommendations of management. The Committee’s actions are reviewed and discussed by the non-employee members of the Board of Directors. The CIC directly awards compensation under the Company’s stock incentive plans, such as stock options, stock awards and

LTIP payments. Other forms of compensation such as annual salaries and annual cash bonuses are recommended by the CIC for approval by the non-employee members of the Board of Directors.
Stock Ownership Guidelines
          Executive share ownership reflects an alignment of the interests of the Company’s executives and directors with those of its stockholders. All of the Company’s directors, Vice Presidents, Senior Vice Presidents, Executive Vice Presidents, Business Unit Presidents, and its CEO are required to acquire and retain a multiple of their annual base salary or board retainer in shares of Company stock.
          The CEO’s required stock ownership multiple is five times base salary; for the CFO, Executive Vice President and Unit Presidents, four times; for Senior Vice Presidents, three times; and for Vice Presidents, two times base salary. Non-employee directors are required to retain five times their annual board retainer, which was $20,000, resulting in required holdings of $100,000, in 2006. These guidelines are administered by the CIC. Mr. McNamara currently holds at least 11.5 times his base salary. All other executives and directors subject to the guidelines have either met their ownership requirements or are pursuing plans that will permit them to achieve them within the time frame allotted by the guidelines.
Report of the Compensation and Incentive Committee on Executive Compensation
          The CIC has reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management. Based on these reviews and discussions the CIC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2006 Annual Report on Form 10-K and the Company’s 2007 Proxy Statement.
     The undersigned members of the CIC have submitted this Report:
Charles H. Erhart, Jr., Chairman
Donald Breen, Jr.
Frank E. Wood
Summary Compensation Table
     The following table shows the compensation paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company in 2006 for all services rendered in all capacities to the Company and its subsidiaries:

SUMMARY COMPENSATION TABLE

Name and				Stock	Option	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation		Total
Position	Year	($)	($)	($) (a)	($) (a)	($)		($)
K.J. McNamara	2006	$625,000	$900,000	$262,705	$225,871	$369,806	(b)	$2,383,382
President and CEO

D.P. Williams	2006	296,750	240,000	72,796	84,706	103,538	(c)	797,790
Vice President and CFO

T.S. O’Toole	2006	435,750	225,000	101,915	84,706	188,666	(d)	1,036,037
Executive Vice President

S.S. Lee	2006	263,875	245,000	28,069	56,458	157,904	(e)	751,306
Executive Vice President

A.V. Tucker, Jr.	2006	166,875	102,000	38,446	45,167	51,755	(f)	404,243
Vice President and Controller

(a)	Amounts represent the expense of stock awards and option awards for the period based on the grant date fair value of such awards determined in accordance with SFAS 123(R). Amounts for Messrs. McNamara and O’Toole include $21,998 for their services as directors. See Note 2 to the Consolidated Financial Statements included in Exhibit 13 to the Company’s annual report on Form 10-K for a description of the assumptions used in determining the grant date fair value.

(b)	Other compensation for Mr. McNamara includes the Company contribution under the Excess Benefit Plan with respect to 2006 ($229,945), personal use of the Company aircraft ($83,708), reimbursement for income taxes on personal use of the Company aircraft ($19,055), accrual of an un-funded supplemental retirement benefit ($26,356), excess interest earned on the supplemental retirement benefit, the Company contribution under the Retirement Plan with respect to 2006, the cost of term life insurance, long-term care insurance and personal use of Company apartments. The value of the use of the Company aircraft was determined by multiplying the number of flight hours times the average variable cost per hour of operating the aircraft in 2006. The value of the supplemental retirement benefit is the expense the Company accrued in 2006.

(c)	Other compensation for Mr. Williams includes the Company contribution under the Excess Benefit Plan with respect to 2006 ($68,061), accrual of an un-funded supplemental retirement benefit, excess interest earned on the supplemental retirement benefit, personal use of the Company aircraft, the Company contribution under the Retirement Plan with respect to 2006, the cost of term life insurance, long-term care insurance and the value of personal use of a golf club membership. The value of the supplemental retirement benefit is the expense the Company accrued in 2006.

(d)	Other compensation for Mr. O’Toole includes the Company contribution under the Excess Benefit Plan with respect to 2006 ($95,556), a cash housing allowance ($36,000), accrual of an un-funded supplemental retirement benefit ($23,218), excess interest earned on the supplemental retirement benefit, reimbursement for income taxes on the housing allowance ($18,000), the Company contribution under the Retirement Plan with respect to 2006, the cost of term life insurance, and long-term care insurance. The value of the supplemental retirement benefit is the expense the Company accrued in 2006. His housing allowance and related income tax reimbursement ended effective 12/31/06.

(e)	Other compensation for Mr. Lee includes the Company contribution under the Roto-Rooter Deferred Compensation Plan with respect to 2006 ($74,397), payment of principal and interest on the mortgage loan securing his personal residence ($47,443), accrual of an un-funded supplemental retirement benefit, excess interest earned on the supplemental retirement benefit, the Company contribution under the Retirement Plan with respect to 2006, the cost of term life insurance, the value of personal use of a golf club membership and long-term care insurance. The value of the supplemental retirement benefit is the expense the Company accrued in 2006.

(f)	Other compensation for Mr. Tucker includes the Company contribution under the Excess Benefit Plan with respect to 2006 ($27,700), accrual of two un-funded supplemental retirement benefits, excess interest earned on the supplemental retirement benefits, the Company contribution under the Retirement Plan with respect to 2006, the cost of term life insurance, and long-term care insurance. The value of the supplemental retirement benefit is the expense the Company accrued in 2006.
Employment Agreements
          The Company has entered into employment agreements with Messrs. McNamara, O’Toole and Williams. Mr. McNamara’s employment agreement provides for his continued employment as President and Chief Executive Officer of the Company through May 3, 2008, subject to earlier termination under certain circumstances, at a base annual salary of $650,000 or such higher amount as the Board of Directors may determine, as well as participation in incentive compensation plans, stock incentive plans and other benefit plans. In the event of termination without cause, for the balance of the term of the agreement, Mr. McNamara will receive severance payments equal to 150 percent of his then-current base salary, the amount of incentive compensation most recently paid or approved in respect of the previous year, and the fair market value of all stock awards which would have vested during the 12 months prior to termination, even though such shares vested on an accelerated basis effective January 1, 2002. Such severance payments will be reduced by the amount of any earned income received by Mr. McNamara from any other source for any period such severance payments are payable. Mr. O’Toole has an employment agreement which provides for his continued employment as a senior executive of the Company through May 3, 2007, and is identical in all material respects to that of Mr. McNamara, except his agreement provides for a base salary of $504,500 or such higher amount as the Board of Directors may determine.
          Mr. Williams’ employment agreement provides for his employment as a senior financial executive through November 30, 2008 and provides for an annual salary of $313,500 or such higher amount as the Board of Directors may determine. If his employment is terminated without cause, he receives severance at 2.5 times his annual base salary plus a prorated portion of his annual incentive compensation and he continues to participate in the Company’s welfare benefit plans for eighteen months. Such payments are conditioned upon nondisclosure and one-year non-compete and non-solicitation covenants. If such payments are subject to excise tax imposed by Section 409A of the Code, Mr. Williams is entitled to gross-up payments.
Stock Incentive Plans
          The Company has seven Stock Incentive Plans under which options to purchase shares of Capital Stock and awards of Capital Stock may be granted to key employees. All options granted under these plans provide for a purchase price equal to the fair market value of the Capital Stock at the grant date. Fair market value is defined as the mean between the high and low sales price of a share of Capital Stock on the principal stock exchange on which the Company is listed, which is the New York Stock Exchange.
          The stock options plans are not qualified, restricted or incentive stock option plans under the Code. Options granted prior to 2004 generally became exercisable in four annual installments commencing six months after the date of grant. Options granted in 2004 became exercisable in full six months after the date of the grant. Options granted in 2005 were immediately exercisable and options granted in 2006 were exercisable in three annual installments on the anniversary date of the grant.
          Under the Company’s incentive programs, shares of Capital Stock (restricted or non-restricted) may be issued as payment in lieu of incentive compensation earned or to be earned by a key employee. Restricted shares so issued may not be sold or otherwise transferred until they vest (in three or four annual installments). If the recipient’s employment terminates due to death, disability, or termination without cause, the restrictions terminate. On retirement, for grants made in 2006 and thereafter, the restrictions lapse pro rata over the life of the grant. Otherwise, in the event of termination, unvested shares are forfeited. Recipients receive dividends on the awarded shares and are entitled to vote such shares, whether or not they are vested.

Long Term Incentive Plan
          In 2002, the stockholders approved the Company’s Long Term Incentive Plan, which covers officers and key employees of the Company. Based on guidelines established by the Compensation/Incentive Committee, the LTIP covers awards upon the attainment of certain goals. No awards were granted under the LTIP in 2006.
Other Plans
          The Company has various plans including pension plans, savings plans and health insurance plans which are generally available to the employees of the Company. In addition, the Company has excess benefit plans for key employees, including the executives named in the Summary Compensation Table whose participation in the Company’s tax-qualified benefit plans are limited by ERISA rules. Benefits are determined based on theoretical participation in the Company’s qualified plans. Participants are able to direct investment into the mutual funds of their choosing.
          Eligible employees, including the executives named in the Summary Compensation Table, also participate in the Company’s supplemental pension and life insurance plan. Under this plan participants receive supplemental pension benefits, which may be used to purchase supplemental term life insurance.
Outstanding Equity Awards at Year End
          The following table shows outstanding equity awards at 2006 year end held by the executive officers named in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2006

	Option Awards				Stock Awards
	Number of	Number of			Number of		Market Value
	Securities	Securities			Shares or Units		Of Shares
	Underlying	Underlying			of Stock		or Units of
	Unexercised	Unexercised	Option		That Have		Stock
	Options	Options	Exercise	Option	Not		That Have Not
	(#)	(#)	Price	Expiration	Vested		Vested (d)
Name	Exercisable	Unexercisable	($)	Date	(#)		($)
K.J. McNamara	400	—	$16.10	5/17/2009	$—		$—
	76,000	—	17.93	5/19/2013	—		—
	100,000	—	21.78	5/17/2014	—		—
	70,000	—	38.13	3/11/2015	—		—
	—	70,000 (e)	51.76	6/28/2016	—		—
	—	—	—	n.a.	10,400	(a)	384,592
	—	—	—	n.a.	8,000	(b)	295,840
	—	—	—	n.a.	8,000	(c)	295,840

D.P. Williams	20,000		17.93	5/19/2013	—		—
	50,000		21.78	5/17/2014	—		—
	25,000	—	38.13	3/11/2015	—		—
	—	26,250 (e)	51.76	6/28/2016	—		—
	—	—	—	n.a.	5,000	(a)	184,900
	—	—	—	n.a.	3,250	(c)	120,185

T.S. O’Toole	20,000	—	38.13	3/11/2015	—		—
	—	26,250 (e)	51.76	6/28/2016	—		—
	—	—	—	n.a.	6,000	(a)	221,880
	—	—	—	n.a.	3,250	(c)	120,185

S.S. Lee	6,000	—	20.27	4/6/2008	—		—
	38,000	—	16.10	5/17/2009	—		—
	28,000	—	18.45	5/20/2012	—		—
	30,000	—	17.93	5/19/2013	—		—
	34,000	—	21.78	5/17/2014	—		—
	17,000	—	38.13	3/11/2015	—		—
	—	17,500 (e)	51.76	6/28/2016	—		—
	—	—	—	n.a.	4,000	(c)	147,920

A.V. Tucker, Jr.	16,000	—	16.10	5/17/2009	—		—
	12,000	—	18.45	5/20/2012	—		—
	16,000	—	17.93	5/19/2013	—		—
	30,000	—	21.78	5/17/2014	—		—
	15,000	—	38.13	3/11/2015	—		—
	—	14,000 (e)	51.76	6/28/2016	—		—
	—	—	—	n.a.	3,000	(a)	110,940
	—	—	—	n.a.	1,500	(c)	55,470

(a)	Award vests in full on December 31, 2007.

(b)	Award vests in full on February 18, 2009.

(c)	Award vests in full on February 9, 2010.

(d)	Based on the closing market price of $36.98 at December 31, 2006.

(e)	Options vest in three equal installments on June 28, 2007, June 28, 2008 and June 28, 2009.
Option Exercises and Stock Vested
     The table below shows information concerning the exercise of stock options and vesting of stock by the executive officers named in the Summary Compensation Table.
OPTION EXERCISES AND STOCK VESTED IN 2006

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
K.J. McNamara	30,000	$1,175,800	400	$21,988 (a)
D.P. Williams	18,000	727,560	—	—
T.S. O’Toole	90,000	2,215,400	400	21,988 (a)
S.S. Lee	10,000	364,600	—	—
A.V. Tucker, Jr.	26,000	930,800	—	—

(a)	Based on the closing market price of $54.97 on May 15, 2006, the date of grant.
Grants of Plan-Based Awards
     The following table shows grants of awards made in 2006 to the named executive officers in the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS IN 2006

		All Other	All Other
		Stock Awards:	Option Awards:
		Number of	Number of	Exercise	Closing	Grant
		Shares of	Securities	or Base Price	Market Price	Date Fair
		Stock or	Underlying	of Option	on Grant	Value of
	Grant	Units	Options	Awards	Date	Award
Name	Date	(#)	(#)	($/Share) (a)	($/Share)	($)(b)
K.J. McNamara	2/9/2006	8,000	—	n.a.	$52.13	$417,040
	5/15/2006	400	—	n.a.	54.97	21,988
	6/28/2006	—	70,000	$51.76	52.42	1,326,199

D.P. Williams	2/9/2006	3,250	—	n.a.	52.13	169,423
	6/28/2006	—	26,250	51.76	52.42	497,235

T.S. O’Toole	2/9/2006	3,250	—	n.a.	52.13	169,423
	5/15/2006	400	—	n.a.	54.97	21,988
	6/28/2006	—	26,250	51.76	52.42	497,325

S.S. Lee	6/28/2006	—	17,500	51.76	52.42	331,550

A.V. Tucker, Jr.	2/9/2006	1,500	—	n.a.	52.13	78,195
	6/28/2006	—	14,000	51.76	52.42	265,240

(a)	The exercise price of option awards is the average of the high and low sale prices of the New York Stock Exchange on the date of grant.

(b)	Amounts represent the aggregate grant date fair value of the awards determined in accordance with SFAS 123(R). See Note 2 to the Consolidated Financial Statements included in Exhibit 13 to the Company’s annual report on Form 10-K for a description of the assumptions used in determining the grant date fair value.
Nonqualified Deferred Contribution and other Nonqualified Deferred Compensation Plans
Chemed Excess Benefit Plan and the Roto-Rooter Deferred Compensation Plan
          The Excess Benefit Plan and Roto-Rooter Deferred Compensation Plan (the “Plans”) allow participants to defer up to 50% of their annual salary and 85% of their bonus and stock award income. The Plans also provide the participants with the Company matching contribution which would have been received in the qualified Retirement Plan had the employee and Company contributions not been limited to this qualified Plan by the Employee Retirement Income Security Act. These Plans offer only mutual funds as investment options for employee contributions. Employees can change their investment options for future deferrals as well as their current account balance at any time. The earnings paid on these employee deferrals are the actual earnings from the mutual funds the employees elect to invest in.
The table below shows the mutual funds available under the Plans and their annual rate of return for the calendar year ended December 31, 2006, as reported by the administrator of the Plans.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Merrill Lynch Aggressive Model Portfolio	14.80%	Royce Capital Small Cap	15.57%
Chemed Corp Capital Stock	-24.20%	T. Rowe Price Equity Income Class II	18.65%
Merrill Lynch Conservative Model Portfolio	4.71%	Vanguard Short-Term Investment Grade Fund	5.11%
Dreyfus VIF International Value	22.60%	Vanguard VIF Equity Index I	15.71%
Gartmore GVIT Money Market Value	4.61%	Vanguard VIF Mid Cap Index I	13.75%
Goldman Sachs VIT Mid Cap Value	16.16%	Vanguard VIF Reit Index	34.93%
Lasso Long and Short Strategic Opportunities Fund	7.47%	Vanguard VIF Short Term Investment Grade	4.82%
Merrill Lynch Moderate Model Portfolio	10.20%	Vanguard VIF Small Company Growth	10.21%
Merrill Lynch Moderate/Aggressive Model Portfolio	12.47%	VK UIF Mid Cap Growth Portfolio	9.27%
Merrill Lynch Moderate/Conservative Model Portfolio	7.61%	PIMCO VIT Real Return Admin	0.70%
Oppenheimer VA Capital Appreciation Fund	7.95%	PIMCO VIT Total Return Admin	3.85%
Oppenheimer VA Global Securities	17.69%
          Prior to making deferrals in the Plans, employees must specify the date and manner in which they wish to receive their distribution from the Plans. They must elect to receive it at retirement, termination of employment or a specific date after termination or retirement. They must also elect whether to receive it in a lump sum or installment payments. They may elect to receive some or all of each year’s deferral and related earnings on a specific date prior to retirement or termination of employment (“In-Service Distribution”). Certain “key employees” may not receive a distribution from the Plans until six months following a separation from service. In-Service Distributions are not subject to the six-month delay.
          Kevin J. McNamara, Timothy S. O’Toole, David P. Williams and Arthur V. Tucker, Jr. received Company contributions in the Chemed Excess Benefit Plan for the plan year 2006. Spencer S. Lee has elected to defer a portion of his 2006 compensation to the Roto-Rooter Deferred Compensation Plan and he also received Company contributions in this plan.
Chemed Supplemental Pension and Life Insurance Plan
          The Chemed Supplemental Pension and Life Insurance Plan provides certain key executives with a supplemental pension and an optional supplemental life insurance benefit. Participants’ accounts are credited with a fixed monthly company contribution. Participants have the option to use a portion of this Company contribution to purchase supplemental term life insurance. This Plan does not allow for employee contributions or deferrals. The participants’ accounts are credited with monthly earnings based on an annual interest rate. This interest rate is subject to change once a year and is based on then-prevailing interest rates. Currently this interest rate is 7%. Kevin J. McNamara, Timothy S. O’Toole, David P. Williams, Spencer S. Lee and Arthur V. Tucker, Jr. are participants in this Plan.
1986 Severance Plan
          The 1986 Severance Plan was established in connection with the Company’s 1986 elimination of its defined benefit retirement plan and adoption of a defined contribution plan. It is an un-funded accrual intended to lessen the impact on the retirement accounts of participants. Mr. Tucker is the only named executive officer who participates.
          The Table below shows information concerning compensation deferred in the Company’s Excess Benefit Plan, the Roto-Rooter Deferred Compensation Plan, the 1986 Severance Plan, and Supplemental Pension and Life Insurance Plan for the executives named in the Summary Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION IN 2006

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance
	in Last FY	in Last FY	in Last FY	at Last FYE
Name	($)	($) (a) (b)	($)	($) (b)
K.J. McNamara Excess Benefit Plan	$—	$291,082	$(147,663)	$2,856,695
Supplemental Pension and Life Insurance Plan	—	26,356	4,028	72,152

D.P. Williams Excess Benefit Plan	—	115,017	(777)	320,016
Supplemental Pension and Life Insurance Plan	—	12,185	1,862	33,358

T.S. O’Toole Excess Benefit Plan	—	159,938	(132,021)	1,258,684
Supplemental Pension and Life Insurance Plan	—	23,218	3,549	63,562

S.S. Lee Roto-Rooter Deferred Compensation Plan	23,365	103,815	250,962	2,066,553
Supplemental Pension and Life Insurance Plan	—	11,965	1,829	32,755

A.V. Tucker, Jr. Excess Benefit Plan	—	59,142	(44,497)	558,288
Supplemental Pension and Life Insurance Plan	—	7,003	1,070	19,171
1986 Severance Plan	—	—	206	3,178

(a)	Registrant contributions for 2006 include the following amounts accrued at December 31, 2005, contributed in 2006, and reported in the Summary Compensation Table for 2005:

K. J. McNamara	$249,181
D. P. Williams	105,378
T. S. O’Toole	144,682
S. S. Lee	52,933
A. V. Tucker, Jr.	57,832

(b)	Registrant contributions for 2006 and the aggregate balance at December 31, 2006 exclude the following amounts accrued at December 31, 2006 and contributed in 2007, but reported in the Summary Compensation Table for 2006:

K. J. McNamara	$181,044
D. P. Williams	58,422
T. S. O’Toole	80,310
S. S. Lee	23,515
A. V. Tucker, Jr.	26,390
Potential Payment to Executives Upon Termination or Change In Control
Termination Under Employment Agreements
          The Company has entered into employment agreements, described above, with each of Messrs. McNamara, O’Toole and Williams.

          Pursuant to the terms of these employment agreements, if Mr. McNamara’s employment had been terminated on December 31, 2006, he would have been entitled to a payment of $3,763,403. If Mr. O’Toole’s employment had been terminated on December 31, 2006 he would have been entitled to a payment of $441,286. Messrs. McNamara and O’Toole would also be entitled to the aggregate balances in their respective accounts in the Chemed Excess Benefit Plan and the Chemed Supplemental Pension and Life Insurance Plan set forth above.
          Pursuant to the terms of the employment agreement of Mr. Williams, described above, if his employment had been terminated on December 31, 2006, he would have been entitled to a payment of $997,426. In addition, if Company payments to Mr. Williams were subject to excise tax imposed by Section 409A of the Code, he would be entitled to gross-up payments. This amount includes the payment of premiums for medical, dental, life and long-term care insurance. Mr. Williams would also be entitled to the aggregate balance in his accounts in the Chemed Excess Benefit Plan and the Chemed Supplemental Pension and Life Insurance Plan as set forth above.
Termination under the Senior Executive Severance Policy
          The Company’s Senior Executive Severance Policy, described above, covers twelve employees including Messrs. Tucker and Lee. Messrs. McNamara, O’Toole and Williams are not covered by this policy.
          Under the Severance Policy, if the employment of Messrs. Lee and Tucker had terminated on December 31, 2006, they would have been entitled to the following aggregate payments and benefits: Mr. Lee — $631,242; and Mr. Tucker — $371,798. These payments include the payment of premiums for medical, dental, life and long-term care insurance. In addition, Messrs. Lee and Tucker would be entitled to the aggregate balances in their respective accounts in the Chemed Excess Benefit Plan, the Roto-Rooter Deferred Compensation Plan, the 1986 Severance Plan and the Chemed Supplemental Pension and Life Insurance Plan as set forth above. If these payments were subject to the excise tax imposed by Section 409A of the Code, they would be entitled to gross-up payments.
Termination Under Change In Control Severance Plan
          The Company’s Change In Control Severance Plan (“Control Plan”), described above, covers fifteen employees including Messrs. McNamara, O’Toole, Williams, Lee and Tucker.
          Payments under the Control Plan are triggered after a Change in Control (as defined in the plan) has occurred and (i) the Company terminates the employee without cause or (ii) the employee terminates his employment within 90 days of an event that gives him good reason to terminate. Good reason for the employee to terminate includes such events as material reduction in the nature and scope of the employee’s responsibilities, authority or duties, a reduction in the employee’s salary, bonus or aggregate level of employee benefits or a relocation of the employee’s principal work location. In either case of termination, such termination must occur within two years of the Change in Control or prior to the Change in Control if the employee can demonstrate that a triggering event has occurred in connection with or in anticipation of Change in Control. All termination payments to an employee are conditioned upon the execution of a general release of claims in favor of the Company.
          Welfare benefits under this Plan include continued health insurance, life insurance, long term care insurance and long-term disability benefits comparable to the benefits prior to the employee’s termination. If the employee becomes reemployed during the applicable three year or two year period and is eligible to receive comparable benefits from his new employer, the insurance benefits provided by the Company are secondary to those provided by the new employer.
          Within ten days of termination an employee is also entitled to a lump sum payment equal to the Company’s contributions that would have been made to the Company’s qualified or non-qualified defined contribution plans assuming the employee’s participation in the plans had continued on the same basis as immediately prior to the termination for the applicable three year or two year period.
          All payments under the Control Plan are provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, stock options, or other benefits which may be owed to a participating employee except for payments made under the Company’s employment agreements with Messrs. McNamara, O’Toole and Williams or the Company’s Senior Executive Severance Policy.
          Under the Control Plan if the employment of Messrs. McNamara, O’Toole, Williams, Lee or Tucker had terminated on December 31, 2006, they would have been entitled to the following aggregate severance payments and benefits: Mr. McNamara — $6,483,339; Mr. Williams — $2,164,117; Mr. O’Toole - $3,081,974; Mr. Lee — $1,465,862; Mr. Tucker — $845,947. These amounts include the cost of continuing participation in the Company welfare benefits plans for the applicable three year or two year periods as well as perquisites.

          Mr. McNamara — $6,483,339: This includes a $4,340,000 lump sum cash payment, a $768,258 contribution to the Chemed Excess Benefit Plan, $976,272 attributable to the immediate vesting of outstanding stock awards, $34,464 for long-term care insurance, $25,000 for outplacement services, $308,289 for perquisites comparable to those provided to him in 2006 or their cash equivalent and premium payments for medical, dental and life insurance.
          Mr. Williams — $2,164,117: This includes a $1,492,500 lump sum cash payment, a $261,093 contribution to the Chemed Excess Benefit Plan, $305,085 attributable to the immediate vesting of outstanding stock awards, $29,592 for long-term care insurance, $25,000 for outplacement services, $21,087 for perquisites comparable to those provided to him in 2006 or their cash equivalent and premium payments for medical, dental and life insurance.
          Mr. O’Toole — $3,081,974: This includes a $2,101,500 lump sum cash payment, a $376,707 contribution to the Chemed Excess Benefit Plan, $342,065 attributable to the immediate vesting of outstanding stock awards, $25,000 for outplacement services, $162,000 for perquisites comparable to those provided to him in 2006 or their cash equivalent and premium payments for medical, dental, life and long-term care insurance.
          Mr. Lee — $1,465,862: This includes a $941,333 lump sum cash payment, a $186,294 contribution to the Roto-Rooter Deferred Compensation Plan, $147,920 attributable to the immediate vesting of outstanding stock awards, $25,000 for outplacement services, $105,694 for perquisites comparable to those provided to him in 2006 or their cash equivalent and premium payments for medical, dental, life and long-term care insurance.
          Mr. Tucker — $845,947: This includes a $526,167 lump sum cash payment, a $82,976 contribution to the Chemed Excess Benefit Plan, $166,410 attributable to the immediate vesting of outstanding stock awards, $27,088 for long-term care insurance, $25,000 for outplacement services and premium payments for medical, dental and life insurance.
          In addition, Messrs. McNamara, Williams, O’Toole, Lee and Tucker would be entitled to the aggregate balances in their respective accounts in the Chemed Excess Benefit Plan, the Roto-Rooter Deferred Compensation Plan, the 1986 Severance Plan, and the Chemed Supplemental Pension and Life Insurance Plan as set forth above.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
          In October 2004, Vitas entered into a pharmacy services agreement with Omnicare whereby Omnicare provides specified pharmacy services for Vitas and its hospice patients in geographical areas served by both Vitas and Omnicare. The agreement has an initial term of three years that renews automatically thereafter for one-year terms. Either party may cancel the agreement at the end of any term by giving written notice at least 90 days prior to the end of said term. In June 2004, Vitas entered into a pharmacy services agreement with excelleRx. It has a one-year term and automatically renews unless either party provides a 90 day written notice. After June 2004, Omnicare acquired excelleRx. During 2006, Vitas made purchases of $30.4 million from Omnicare under these two agreements.
          Mr. E. L. Hutton is non-executive Chairman and a director of the Company and Omnicare. Mr. Gemunder is a director of the Company and President and Chief Executive Officer of Omnicare and Ms. Laney and Mr. Erhart are directors of the Company and Omnicare.
          In connection with the August 2001 sale of the assets of the Company’s former subsidiary, Cadre Computer Resources, Inc. (“Cadre”), to a corporation, Cadre Computer Resources Co. (“Cadre Computer”), owned by certain officers and the current employees of Cadre in August 2001, the Company loaned Cadre Computer $518,000. At December 31, 2006, the aggregate amount of indebtedness outstanding was nil. Cadre subleases 7,800 square feet of office space from the Company at a rate of $15.74 per square foot plus operating costs. The lease ends April 30, 2016 with either party able to terminate on six month’s notice after April 30, 2007. Messrs. McNamara and E. L. Hutton and Ms. Laney are unpaid directors of Cadre Computer. Ms. Laney, who is Chairman and CEO of Cadre Computer, also has a 52% ownership interest in Cadre Computer.
          Mr. Walsh is a partner in the New York office of the law firm of Thompson Hine LLP. During 2006, the Dayton, Ohio office of Thompson Hine LLP provided legal services to the Company for which the Company paid $34,315. The Company will not engage Thompson Hine LLP to provide any legal services after the first quarter of 2007.
          Mr. O’Toole’s brother-in-law, Thad Jaracz, is employed by Vitas as a Senior Director – Corporate Services. During 2006 Mr. Jaracz received $117,255 in salary and $24,000 as a bonus for services rendered in 2006. The Company recognized expense in 2006 of $15,252 for restricted stock awarded him in 2005. Mr. Jaracz also participates in the Vitas employee benefit plans.

          Mr. Thomas Hutton is a Vice President of the Company and is the son of Mr. E. L. Hutton. During 2006, Mr. T. C. Hutton received the following compensation for services rendered to the Company as a Vice President: $236,875, salary; $72,500, bonus; $33,479 contribution to the Company’s Excess Benefit Plan; and $12,448 in contribution to the Company’s Supplemental Pension and Life Insurance Plan. The Company recognized $22,584 for stock options granted him in 2006.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth information as of December 31, 2006, with respect to the only person who is known to be the beneficial owner of more than 5 percent of Capital Stock:

Name and Address	Amount and Nature of	Percent of
Of Beneficial Owner (1)	Beneficial Ownership	Class (2)
Baron Capital Group, Inc. 767 Fifth Avenue New York, NY 10153	1,589,600 shares (1)	5.8%

(1)	Shared voting power, 1,451,960 shares; shared dispositive power, 1,589,600 shares.

(2)	For purposes of calculating Percent of Class, all shares subject to stock options which were exercisable within 60 days of December 31, 2006, were assumed to have been issued.
     The following table sets forth information as of December 31, 2006, with respect to Capital Stock beneficially owned and pledged by all nominees and directors of the Company, the executive officers named in the Summary Compensation Table and the Company’s directors and executive officers as a group:

	Amount and Nature of		Percent of
Name	Beneficial Ownership (1)		Class (2)
Edward L. Hutton	107,856	Direct
	46,000	Option
	22,162	Trustee

Kevin J. McNamara	175,371	Direct
	246,400	Option
		Trustee(3)

Donald Breen, Jr.	5,000	Direct

Charles H. Erhart, Jr.	21,000	Direct

Joel F. Gemunder	12,476	Direct
	6,952	Trustee

Patrick P. Grace	3,200	Direct

Thomas C. Hutton	77,978	Direct
	35,000	Option
	22,182	Trustee(3)

Walter L. Krebs	12,748	Direct

	Amount and Nature of		Percent of
Name	Beneficial Ownership (1)		Class (2)
Sandra E. Laney	134,754	Direct
	71,000	Option
	22,162	Trustee(3)

Spencer S. Lee	31,171	Direct
	153,000	Option

Timothy S. O’Toole	55,553	Direct
	20,000	Option

Donald E. Saunders	5,949	Direct

Arthur V. Tucker, Jr.	20,713	Direct
	89,000	Option

George J. Walsh III	7,450	Direct

David P. Williams	60,889	Direct
	95,000	Option

Frank E. Wood	1,400	Direct

Directors and Executive	733,508	Direct	2.7%
Officers as a Group	755,400	Option	2.8%
(16 persons)	150,610	Trustee(4)

Footnotes to Stock Ownership Table

(1)	Includes securities beneficially owned (a) by the named persons or group members, their spouses and their minor children (including shares of Capital Stock allocated as of December 31, 2006, to the account of each named person or member of the group under the Company’s Retirement Plan and under the Company’s ESOP or, with respect to Mr. Gemunder, allocated to his account as of December 31, 2006, under the Omnicare Employees Savings and Investment Plan), (b) by trusts and custodianships for their benefit and (c) by trusts and other entities as to which the named person or group has or shares the power to direct voting or investment of securities. “Direct” refers to securities in categories (a) and (b) and “Trustee” to securities in category (c). Where securities would fall into both “Direct” and “Trustee” classifications, they are included under “Trustee” only. “Option” refers to shares which the named person or group has a right to acquire within 60 days from December 31, 2006. For purposes of determining the Percent of Class, all shares subject to stock options which were exercisable within 60 days from December 31, 2006, were assumed to have been issued.

(2)	Percent of Class under 1.0 percent is not shown.

(3)	Messrs. T. Hutton and McNamara and Ms. Laney are trustees of the Chemed Foundation which holds 121,476 shares of Capital Stock over which the trustees share both voting and investment power. This number is included in the total number of “Trustee” shares held by the Directors and Executive Officers as a Group but is not reflected in the respective holdings of the individual trustees.

(4)	Shares over which more than one individual holds beneficial ownership have been counted only once in calculating the aggregate number of shares owned by Directors and Executive Officers as a Group.

Section 16(a) Beneficial Ownership Reporting Compliance
     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the regulations thereunder, the Company’s executive officers and directors and persons who own more than 10 percent of Capital Stock are required to file reports of their ownership and changes in ownership of Capital Stock with the Securities and Exchange Commission (“SEC”). They are required to forward copies of such reports to the Company. Based on a review of copies of such reports furnished to the Company and on the written representation of such non-reporting persons the Company believes that, during the period January 1, 2006 through December 31, 2006, all filing requirements were met.
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
     The Audit Committee has selected the firm of PricewaterhouseCoopers LLP as independent accountants for the Company and its consolidated subsidiaries for the year 2007. This firm has acted as independent accountants for the Company and its consolidated subsidiaries since 1970. Although the submission of this matter to the stockholders is not required by law or by the By-Laws of the Company, the selection of PricewaterhouseCoopers LLP will be submitted for ratification at the Annual Meeting. The affirmative vote of the majority of the shares represented at the meeting, with abstentions having the effect of negative votes, will be necessary to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company and its consolidated subsidiaries for the year 2007. If the selection is not ratified at the meeting, the Audit Committee will reconsider its selection of independent accountants.
AUDIT COMMITTEE REPORT
     The Audit Committee is appointed by the Board of Directors of the Company to assist the Board in monitoring:
•	The integrity of the Company’s financial statements.

•	Compliance by the Company with legal and regulatory requirements.

•	The independence and performance of the Company’s internal and external auditors.
     During 2000, the Audit Committee developed a charter for the Committee, which was approved by the full Board of Directors on May 15, 2000. The charter was most recently amended on November 10, 2006. A copy of the charter is available on the Company’s Web site, www.chemed.com.
     The Company’s management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. The Company’s independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.
     In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee has reviewed and discussed the audited financial statements and management’s report on internal control over financial reporting with the Company’s management.

2.	The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

3.	The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants’ independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.
     Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

     The undersigned members of the Audit Committee have submitted this Report.
Donald E. Saunders, Chairman
Charles H. Erhart, Jr.
Patrick P. Grace
Walter L. Krebs
FEES PAID TO INDEPENDENT ACCOUNTANTS
Audit Fees
               PricewaterhouseCoopers LLP billed the company $1,560,000 in 2005 and $1,600,000 in 2006. These fees were for professional services rendered for the integrated audit of the Company’s annual financial statements and of its internal control over financial reporting, review of the financial statements included in the Company’s Forms 10-Q and review of documents filed with the SEC.
Audit-Related Fees
          PricewaterhouseCoopers LLP billed the company $189,000 and $107,000 in 2005 and 2006, respectively, for audit-related services. In 2005, $75,000 was related to the audit of the employee benefit plans and $114,000 was related to audits of Vitas’ Florida subsidiaries. In 2006, $11,000 was related to the issuance of a preferability letter, $11,000 was related to a proposed offering of debt and $85,000 was related to the audit of one of Vitas’ Florida subsidiaries.
Tax Fees
     No such services were rendered during 2005 or 2006.
All Other Fees
     PricewaterhouseCoopers LLP billed the Company $2,300 in 2005 and 2006 in aggregate fees for services rendered by PricewaterhouseCoopers LLP, other than the services described above.
     The Audit Committee has adopted a policy which requires the Committee’s pre-approval of audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee pre-approved all of the audit and non-audit services rendered by PricewaterhouseCoopers LLP as listed above.
STOCKHOLDER PROPOSALS
     Any proposals by stockholders intended to be included in the proxy materials for presentation at the 2008 Annual Meeting of Stockholders must be in writing and received by the Secretary of the Company no later than December 4, 2007. Any proposals by stockholders intended to be presented at the 2007 Annual Meeting of Stockholders outside of the Company’s proxy solicitation process shall be considered untimely if notice of such a proposal was not given to the Secretary of the Company by February 16, 2007. In the case of timely notice, persons named in the proxies solicited by the Company for that meeting (or their substitutes) will be allowed to use their discretionary voting authority when the proposal is raised at the meeting without any discussion of the proposal in the Company’s proxy statement for that meeting.
ADDITIONAL COPIES OF
ANNUAL REPORT AND PROXY STATEMENT
     If you are a stockholder of record and share an address with another stockholder and have received only one annual report or proxy statement, you may write or call the Company to request a separate copy of these materials at no cost to you. You may write to the Company at 2600 Chemed Center, Cincinnati, Ohio 45202-4726, Attn: Investor Relations, or call 1-800-2CHEMED or 1-800-224-3633.

OTHER MATTERS
     As of the date of this Proxy Statement, management has not been notified of any stockholder proposals intended to be raised at the 2007 Annual Meeting outside of the Company’s proxy solicitation process nor does management know of any other matters which will be presented for consideration at the Annual Meeting. However, if any other stockholder proposals or other business should come before the meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to take such action as shall be in accordance with their best judgment.
EXPENSES OF SOLICITATION
     The expense of soliciting proxies in the accompanying form will be borne by the Company. The Company will request banks, brokers and other persons holding shares beneficially owned by others to send proxy materials to the beneficial owners and to secure their voting instructions, if any. The Company will reimburse such persons or institutions for their expenses in so doing. In addition to solicitation by mail, officers and regular employees of the Company may, without extra remuneration, solicit proxies personally, by telephone or email from some stockholders if such proxies are not promptly received. The Company has also retained D. F. King & Co., Inc., a proxy soliciting firm, to assist in the solicitation of such proxies at a cost which is not expected to exceed $10,000 plus reasonable expenses. This Proxy Statement and the accompanying Notice of Meeting are sent by order of the Board of Directors.

Naomi C. Dallob
Secretary
April 4, 2007

(Please detach here)

CHEMED CORPORATION
STOCKHOLDER’S PROXY AND
CONFIDENTIAL SAVINGS AND RETIREMENT VOTING INSTRUCTION CARD
ANNUAL MEETING OF STOCKHOLDER’S, MAY 21, 2007
The undersigned hereby appoints E. L. Hutton, K. J. McNamara and N. C. Dallob as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of capital stock of Chemed Corporation held of record by the undersigned on March 30, 2007, at the Annual Meeting of Stockholders to be held on May 21, 2007, or at any adjournment thereof.
This proxy also provides confidential voting instructions for shares of Chemed Corporation Capital Stock held by Merrill Lynch Trust Company, Trustee of Chemed/Roto-Rooter Savings and Retirement Plan (Plan), for the benefit of the undersigned and directs such Trustee to vote as designated on the reverse side of this card. The Trustee will vote all non-vested shares in the same proportion the vested shares have been voted. Additionally, any vested shares for which no voting instructions have been received will be voted in the same proportion as total voted vested shares.
This proxy/confidential Plan voting instruction card is solicited jointly by the Board of Directors of Chemed Corporation and the Trustee of the Plan, pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.
The Company’s proxy tabulator, Wells Fargo Bank, N. A., will report separately to the Company and to the Trustee as to proxies received and voting instructions provided. Individual Plan voting instructions will be kept confidential by the proxy tabulator and not provided to the Company.
PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.
(continued and to be signed on reverse side)

COMPANY # CONTROL #

There are three ways to vote:
VOTE BY PHONE — TOLL FREE — 1-800-560-1965
•	Use any touch-tone telephone to vote 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Daylight Time, on Wednesday, May 16, 2007.

•	Have your proxy/confidential Plan voting instruction card and the last 4 digits of the U.S. Social Security Number (SSN) or Taxpayer Identifying Number (TIN) for this account. Follow the simple instructions the voice prompts provide you.
VOTE BY INTERNET – HTTP://WWW.EPROXY.COM/CHE/
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Daylight Time, on Wednesday, May 16, 2007.

•	Have your proxy/confidential Plan voting instruction card and the last 4 digits of the U.S. Social Security Number (SSN) or Taxpayer Identifying Number (TIN) for this account. Follow the simple instructions to obtain your records and create an electronic ballot.
Your telephone or internet vote authorizes the Named Proxies and/or Plan Trustee to vote your shares in the same manner as if you marked, signed and returned your proxy/confidential Plan voting instruction card.
VOTE BY MAIL
Mark, sign and date your proxy/confidential Plan voting instruction card and return it in the postage-paid envelope provided or return it to Wells Fargo Bank, N. A., c/o Shareowner ServicesSM, P. O. Box 64873, St. Paul, MN 55164-0873.
NOTICE TO PLAN PARTICIPANTS: Your voting instructions must be received by Wells Fargo Bank by 11:59 p.m., Eastern Daylight Time, Wednesday, May 16, 2007, in order to ensure that your vote is counted.
If you vote by phone or internet, please do not mail your Card.
(Please detach here)

(continued from other side)
The Board of Directors recommends a vote FOR the following actions or proposals:
     1.Election of Directors (mark only one box):

01 Edward L. Hutton	05 Patrick P. Grace	09 Timothy S. O’Toole
02 Kevin J. McNamara	06 Thomas C. Hutton	10 Donald E. Saunders	☐	FOR all	☐	WITHHOLD ALL
03 Charles H. Erhart, Jr.	07 Walter L. Krebs	11 George J. Walsh III		nominees		VOTING
04 Joel F.Gemunder	08 Sandra E. Laney	12 Frank E.Wood		listed unless		AUTHORITY for
				indicated below.		directors.
Instructions: To withhold authority to vote for any individual nominee(s), write the number(s) of the nominee(s) in the box provided at the right.
     2. To ratify the selection of independent accountants by the Audit Committee of the Board of Directors.
☐ For     ☐  Against     ☐  Abstain
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
IF NO CHOICE IS SPECIFIED, THIS PROXY/CONFIDENTIAL PLAN VOTING INSTRUCTION CARD WILL BE VOTED FOR
PROPOSALS 1 AND 2.
Address Change? Mark Box ☐ Indicate changes below:
Dated                                         , 2007

Signature(s) in Box
NOTE: Please sign as name appears. Joint owners should each sign. When signed on behalf of a corporation, partnership, estate, trust or other stockholder, state how you are authorized to sign.